Exhibit 99.1


News
For Immediate Release                                  SILGAN HOLDINGS INC.
                                                       4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                                 Contact:
                                                                 Robert B. Lewis
                                                                 (203) 406-3160

                    SILGAN ANNOUNCES SECOND QUARTER EARNINGS
                       AND RAISES FULL YEAR 2009 ESTIMATE


STAMFORD, CT, July 22, 2009 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported second quarter 2009 net income of $33.7 million, or $0.88 per diluted share, as compared to second quarter 2008 net income of $33.3 million, or $0.87 per diluted share. Results for 2009 included a pre-tax charge of $0.7 million, or $0.01 per diluted share net of tax, for the loss on early extinguishment of debt related to the issuance of $250 million aggregate principal amount of 7.25% senior notes in May 2009. Results for 2008 included pre-tax rationalization charges of $2.7 million, or $0.05 per diluted share net of tax. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

"We are pleased with our performance for the second quarter of 2009 as each of our businesses responded to the challenging economic environment with an unwavering focus on cost controls and manufacturing efficiencies, resulting in better than expected financial results for the second quarter of 2009," said Tony Allott, President and CEO. "Our metal food container business benefited from year-over-year volume improvements and solid operational performance. Our closures business effectively managed their costs to offset the negative impact from continued


                                     (more)

SILGAN HOLDINGS
July 22, 2009
Page 2


volume softness in the single-serve beverage market. In spite of significant cost reductions and operating efficiencies, we saw disappointing results in our plastic bottle business as its markets continued to suffer from weak consumer demand and some trade down to products with less value added packaging," continued Mr. Allott. "Given our relatively stable markets and strong operating performance year to date and our expectations for continued performance in the second half, we are raising our full year 2009 earnings estimate of adjusted net income per diluted share by $0.15 to a range of $3.75 to $3.95," concluded Mr. Allott.

Net sales for the second quarter of 2009 were $689.5 million, a decrease of $45.8 million, or 6.2 percent, as compared to $735.3 million in 2008. This decrease was primarily the result of lower average selling prices in the plastic container business largely attributable to the pass through of resin price declines, the impact of unfavorable foreign currency translation and lower volumes in the plastic container and closures businesses, partially offset by higher average selling prices in the metal food container business due to the pass through of higher raw material and other manufacturing costs.

Income from operations for the second quarter of 2009 was $65.0 million as compared to $64.9 million for the second quarter of 2008, and operating margin increased to 9.4 percent from 8.8 percent for the same periods. These increases were primarily attributable to effective cost control and manufacturing efficiencies and lower year-over-year rationalization charges, principally offset by the impact from lower unit volumes in the plastic container and closures businesses and increased pension and depreciation expense.

Interest and other debt expense before loss on early extinguishment of debt for the second quarter of 2009 was $12.2 million, a decrease of $2.6 million as compared to 2008. This decrease was primarily due to lower average debt balances outstanding in the second quarter of 2009 as compared to the same period in 2008, partially offset by slightly higher interest rates largely as a result of the issuance of $250 million principal amount of 7.25% senior notes in May 2009. The net proceeds from this issuance were utilized to prepay all of the 2009 term loan installment payments and substantially all of the 2010 term loan installment payments due under the Company's senior secured credit facility. As a result of these prepayments, the Company

                                     (more)

SILGAN HOLDINGS
July 22, 2009
Page 3


incurred a loss on early extinguishment of debt for the write off of debt issuance costs of $0.7 million.

The Company's effective tax rate for the second quarter of 2009 was 35.4 percent as compared to 33.6 percent in the same period of 2008. The effective tax rate for the second quarter of 2008 benefited from a $1.7 million tax credit relating to certain non-recurring state tax incentives.

Metal Food Containers

Net sales of the metal food container business were $405.3 million for the second quarter of 2009, an increase of $27.8 million, or 7.4 percent, as compared to $377.5 million in 2008. This increase was primarily due to higher average selling prices as a result of the pass through of higher net raw material and other manufacturing costs and slightly higher unit volumes.

Income from operations of the metal food container business increased $8.7 million in the second quarter of 2009 to $41.8 million as compared to $33.1 million in 2008, and operating margin increased to 10.3 percent from 8.8 percent over the same periods. These increases were primarily the result of ongoing cost controls, improved manufacturing efficiencies including benefits from rebuilding inventory which was reduced late in the fourth quarter of 2008 and lower rationalization charges, partially offset by higher pension and depreciation expense. The second quarter of 2008 included rationalization charges of $2.0 million.

Closures

Net sales of the closures business were $154.6 million in the second quarter of 2009, a decrease of $36.3 million, or 19.0 percent, as compared to $190.9 million in 2008. This decrease was primarily the result of unfavorable foreign currency translation and moderately lower unit volumes largely attributable to softer demand in the single-serve beverage markets as a result of the current economic environment.

Income from operations of the closures business for the second quarter of 2009 increased $0.4 million to $22.2 million as compared to $21.8 million in 2008, and operating margin increased to 14.4 percent from 11.4 percent over the same periods. These increases were primarily


                                     (more)

SILGAN HOLDINGS
July 22, 2009
Page 4


attributable to the benefits of ongoing cost reduction initiatives, improved manufacturing efficiencies and lower rationalization charges, principally offset by lower unit volumes. Rationalization charges of $0.6 million were recognized in the second quarter 2008.

Plastic Containers

Net sales of the plastic container business were $129.6 million in the second quarter of 2009, a decrease of $37.3 million, or 22.3 percent, as compared to $166.9 million in 2008. This decrease was principally due to the impact of lower average selling prices as a result of the lagged pass through of lower raw material costs, a decline in unit volumes attributable to the ongoing weakness in demand which was further impacted by some consumers trading down to products with less value added packaging and the impact of unfavorable foreign currency translation.

Income from operations of the plastic container business for the second quarter of 2009 was $4.3 million, a decrease of $9.3 million as compared to $13.6 million in 2008, and operating margin decreased to 3.3 percent from 8.1 percent over the same periods. These decreases were primarily attributable to lower unit volumes, a less favorable mix of products sold, the negative cost impact attributable to a reduction in inventory, the unfavorable effect from the lagged pass through of recent resin price increases and higher pension expense, partially offset by improved manufacturing efficiencies and ongoing cost controls.

Six Months

Net income for the first six months of 2009 was $61.4 million, or $1.60 per diluted share, as compared to net income for the first six months of 2008 of $54.5 million, or $1.42 per diluted share. Results for the first six months of 2009 included a loss on early extinguishment of debt of $0.01 per diluted share net of tax related to the recent issuance of 7.25% senior notes and rationalization charges of $0.02 per diluted share net of tax. Results for the first six months of 2008 included rationalization charges of $0.13 per diluted share net of tax. Adjusted net income per diluted share for the first six months of 2009 was $1.63 versus $1.55 in the prior year period, a 5.2% increase.


                                     (more)

SILGAN HOLDINGS
July 22, 2009
Page 5


Net sales for the first six months of 2009 decreased $70.2 million, or 5.0 percent, to $1.34 billion as compared to $1.42 billion for the first six months of 2008. This decrease was primarily due to lower unit volumes across all businesses, lower average selling prices in the plastic container business largely attributable to the pass through of resin price declines and unfavorable foreign currency translation, partially offset by higher average selling prices in the metal food container business due to the pass through of higher raw material and other manufacturing costs.

Income from operations for the first six months of 2009 was $118.6 million, an increase of $3.8 million, or 3.3 percent, from the same period in 2008. This increase was a result of lower rationalization charges, improved manufacturing efficiencies and ongoing cost controls across all businesses. These increases were partially offset by lower unit volumes across all businesses, higher pension and depreciation expense and inflation in manufacturing and other costs as well as the impact of management fee income of $2.2 million recognized in the first quarter of 2008 from the management of the Brazilian White Cap closures operations. Rationalization charges of $1.4 million in the first six months of 2009 were primarily related to a reduction in workforce at the closures operating facility in Germany. Rationalization charges of $7.4 million in the first six months of 2008 were related to the shut down of the Tarrant, Alabama metal food container manufacturing facility and the Richmond, Virginia plastic container manufacturing facility and the consolidation of certain activities and administrative positions within the European closures operations.

Interest and other debt expense for the first six months of 2009 was $23.3 million, a decrease of $7.8 million as compared to the first six months of 2008. This decrease was primarily attributable to lower outstanding debt balances and higher interest income attributable to the cash on hand during 2009, partially offset by the impact of higher borrowing rates largely resulting from the issuance of $250 million principal amount of 7.25% senior notes in May 2009.

The Company's effective tax rate for the first six months of 2009 was 35.6 percent as compared to 34.9 percent in the same period of 2008. The 2008 effective tax rate benefited from a $1.7 million tax credit relating to certain non-recurring state tax incentives.


                                     (more)

SILGAN HOLDINGS
July 22, 2009
Page 6

Dividend

On June 15, 2009, the Company paid a quarterly cash dividend in the amount of $0.19 per share to holders of record of common stock of the Company on June 1, 2009. This dividend payment aggregated $7.3 million.

Outlook for 2009

The Company is raising its estimate of adjusted net income per diluted share for the full year of 2009 to a range of $3.75 to $3.95. This estimate excludes rationalization charges and loss on early extinguishment of debt. The Company also estimates adjusted net income per diluted share for the third quarter of 2009, which excludes rationalization charges, will be in the range of $1.45 to $1.65, as compared to adjusted net income per diluted share of $1.45 in the third quarter of 2008.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the second quarter of 2009 at 11:00 a.m. eastern time on July 22, 2009. The toll free number for domestic callers is (877) 718-5092, and the number for international callers is (719) 325-4763. The pass code is 3491393. For those unable to listen to the live call, a taped rebroadcast will be available through August 5, 2009. To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 3491393.

                                      * * *

Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2008. Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.


                                     (more)

SILGAN HOLDINGS
July 22, 2009
Page 7

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2008 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.


                                     * * *


                                     (more)

                              SILGAN HOLDINGS INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                  For the quarter and six months ended June 30,
                 (Dollars in millions, except per share amounts)


                                                       Second Quarter              Six Months
                                                       --------------              ----------
                                                      2009       2008          2009         2008
                                                      ----       ----          ----         ----
Net sales                                            $689.5     $735.3       $1,344.9     $1,415.1

Cost of goods sold                                    584.5      627.3        1,143.6      1,217.0
                                                     ------     ------       --------     --------

   Gross profit                                       105.0      108.0          201.3        198.1

Selling, general and administrative expenses           40.1       40.4           81.3         75.9

Rationalization (credit) charges                       (0.1)       2.7            1.4          7.4
                                                     ------     ------       --------     --------

   Income from operations                              65.0       64.9          118.6        114.8

Interest and other debt expense before loss
  on early extinguishment of debt                      12.2       14.8           22.6         31.1

Loss on early extinguishment of debt                    0.7        --             0.7          --
                                                     ------     ------       --------     --------

   Interest and other debt expense                     12.9       14.8           23.3         31.1

   Income before income taxes                          52.1       50.1           95.3         83.7

Provision for income taxes                             18.4       16.8           33.9         29.2
                                                     ------     ------       --------     --------

   Net income                                        $ 33.7     $ 33.3       $   61.4     $   54.5
                                                     ======     ======       ========     ========

Earnings per share:
   Basic net income per share                         $0.88      $0.88          $1.61        $1.44
   Diluted net income per share                       $0.88      $0.87          $1.60        $1.42

Cash dividends per common share                       $0.19      $0.17          $0.38        $0.34

Weighted average shares (000's):
   Basic                                             38,146     37,851         38,117       37,812
   Diluted                                           38,444     38,269         38,431       38,239



                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                  For the quarter and six months ended June 30,
                              (Dollars in millions)


                                                          Second Quarter                 Six Months
                                                          --------------                 ----------
                                                         2009        2008            2009          2008
                                                         ----        ----            ----          ----
Net sales:
    Metal food containers                               $405.3      $377.5         $  777.0      $  728.7
    Closures                                             154.6       190.9            296.9         347.4
    Plastic containers                                   129.6       166.9            271.0         339.0
                                                        ------      ------         --------      --------
       Consolidated                                     $689.5      $735.3         $1,344.9      $1,415.1
                                                        ======      ======         ========      ========

Income from operations:
    Metal food containers (a)                           $ 41.8      $ 33.1         $   68.4      $   58.2
    Closures (b)                                          22.2        21.8             36.5          36.3
    Plastic containers (c)                                 4.3        13.6             20.4          26.2
    Corporate                                             (3.3)       (3.6)            (6.7)         (5.9)
                                                        ------      ------         --------      --------
       Consolidated                                     $ 65.0      $ 64.9         $  118.6      $  114.8
                                                        ======      ======         ========      ========


                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                              (Dollars in millions)

                                                               June 30,        June 30,         Dec. 31,
                                                                 2009            2008             2008
                                                                 ----            ----             ----
Assets:
    Cash and cash equivalents                                  $   79.6        $   86.1         $  163.0
    Trade accounts receivable, net                                289.3           346.2            266.9
    Inventories                                                   555.7           576.1            392.3
    Other current assets                                           28.5            30.2             31.1
    Property, plant and equipment, net                            877.0           940.3            902.2
    Other assets, net                                             409.0           449.3            408.1
                                                               --------        --------         --------
       Total assets                                            $2,239.1        $2,428.2         $2,163.6
                                                               ========        ========         ========

Liabilities and stockholders' equity:
    Current liabilities, excluding debt                        $  351.1        $  385.3         $  412.0
    Current and long-term debt                                    984.6         1,214.6            884.9
    Other liabilities                                             326.8           271.3            342.1
    Stockholders' equity                                          576.6           557.0            524.6
                                                               --------        --------         --------
       Total liabilities and stockholders' equity              $2,239.1        $2,428.2         $2,163.6
                                                               ========        ========         ========


(a) Includes rationalization charges of $2.0 million and $3.3 million for the three and six months ended June 30, 2008, respectively.
(b) Includes a rationalization credit of $0.1 million for the three months ended June 30, 2009 and rationalization charges of $0.6 million for the three months ended June 30, 2008 and $1.3 million and $3.3 million for the six months ended June 30, 2009 and 2008, respectively.
(c)  Includes rationalization charges of $0.1 million for the three months ended
     June 30, 2008 and $0.1  million and $0.8  million for the six months  ended
     June 30, 2009 and 2008, respectively.


                              SILGAN HOLDINGS INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                        For the six months ended June 30,
                              (Dollars in millions)


                                                                 2009         2008
                                                                 ----         ----
Cash flows provided by (used in) operating activities:
   Net income                                                  $  61.4      $  54.5
   Adjustments to reconcile net income to net cash
    used in operating activities:
      Depreciation and amortization                               73.2         71.5
      Rationalization charges                                      1.4          7.4
      Loss on early extinguishment of debt                         0.7          --
      Other changes that provided (used) cash, net
       of effects from acquisitions:
          Trade accounts receivable, net                         (23.2)      (119.1)
          Inventories                                           (163.6)      (131.4)
          Trade accounts payable and other changes, net          (21.5)        73.1
                                                               -------      -------
      Net cash used in operating activities                      (71.6)       (44.0)
                                                               -------      -------

Cash flows provided by (used in) investing activities:
   Purchases of businesses, net of cash acquired                   --         (14.5)
   Capital expenditures                                          (48.8)       (55.4)
   Proceeds from asset sales                                       2.5          0.9
                                                               -------      -------
      Net cash used in investing activities                      (46.3)       (69.0)
                                                               -------      -------

Cash flows provided by (used in) financing activities:
   Dividends paid on common stock                                (14.6)       (13.0)
   Changes in outstanding checks - principally vendors           (50.0)       (88.1)
   Net borrowings and other financing activities                  99.1        204.3
                                                               -------      -------
      Net cash provided by financing activities                   34.5        103.2
                                                               -------      -------

Cash and cash equivalents:
   Net decrease                                                  (83.4)        (9.8)
   Balance at beginning of year                                  163.0         95.9
                                                               -------      -------
   Balance at end of period                                    $  79.6      $  86.1
                                                               =======      =======



                              SILGAN HOLDINGS INC.
           RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                   (UNAUDITED)
                  For the quarter and six months ended June 30,


                                     Table A
                                     -------


                                                              Second Quarter          Six Months
                                                              --------------          ----------
                                                              2009      2008        2009       2008
                                                              ----      ----        ----       ----
Net income per diluted share as reported                     $0.88     $0.87       $1.60      $1.42

Adjustments:
 Rationalization charges, net of tax                           --       0.05        0.02       0.13
 Loss on early extinguishment of debt, net of tax             0.01       --         0.01        --
                                                             -----     -----       -----      -----
Adjusted net income per diluted share                        $0.89     $0.92       $1.63      $1.55
                                                             =====     =====       =====      =====


                              SILGAN HOLDINGS INC.
           RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                   (UNAUDITED)
                         For the quarter and year ended,


                                     Table B
                                     -------


                                                                 Third Quarter                       Year Ended
                                                                 -------------                       ----------
                                                                 September 30,                      December 31,
                                                                 -------------                      ------------
                                                              Estimated        Actual           Estimated        Actual
                                                              ---------        ------           ---------        ------
                                                            Low       High                    Low       High
                                                            2009      2009      2008          2009      2009      2008
                                                            ----      ----      ----          ----      ----      ----
Net income per diluted share as estimated
 for 2009 and as reported for 2008                         $1.45     $1.65     $1.38         $3.72     $3.92     $3.44

Adjustments:
 Rationalization charges, net of tax                         --        --       0.07          0.02      0.02      0.25
 Loss on early extinguishment of debt, net of tax            --        --        --           0.01      0.01       --
                                                           -----     -----     -----         -----     -----     -----
 Adjusted net income per diluted share
 as estimated for 2009 and presented for 2008              $1.45     $1.65     $1.45         $3.75     $3.95     $3.69
                                                           =====     =====     =====         =====     =====     =====



(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company's management believes it is useful to exclude rationalization charges and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.